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                    May 4, 2022

       R. Daniel Boss
       Executive Vice President
       Enterprise Products Partners L.P.
       1100 Louisiana Street, 10th Floor
       Houston, TX 77002

                                                        Re: Enterprise Products
Partners L.P.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-14323

       Dear Mr. Boss:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation